[CAPTION]

--------------------------------------------------------------------------------------------------------
|1. Name and Address of Reporting  |2. Date of Event           |4. Issuer Name and Tickler or Trading
|Person                            |Requiring                  |
|                                  |Statement                  |TMS, Inc./TMSS
|Klarfeld,  Deborah    L.          |(Month/Day/Year)           |
|-------------------------------   |                           |
|(Last)   (First)   (Middle)       |09/01/00                   |
|                                  |                           |
|                                  |                           |
|                                  |                           |
|                                  |                           |
|--------------------------------------------------------------------------------------------------------
|        (Street)                 |3. I.R.S. Identification    |5. Relationship of Reporting     |6. If Amendment
|7843    S. 69th E. Ave.          |   Number of Reporting      | Person (s) to Issuer            | Date of
|                                 |   Person, if an entity     | (Check all applicable)          | Original
|Tulsa         OK       74133     |   (voluntary)              | __ Director   __ 10% Owner      | (Month/Day/Year)
|------------------------------   |                            |                                 |
|(City)     (State)     (Zip)     |                            | _X_ Officer   __ Other          |
|                                 |                            | (give title)  (specify below)   |--------------------
|                                 |                            |                                 |7. Individual or
|                                 |                            | Vice President Component        |Joint/Group Filing
|                                 |                            | Products and Corp. Marketing    |(Check Applicable
|                                 |                            |                                 |Line)
|                                 |                            |                                 |_X_ Form filed by
                                                                                                 One
|                                 |                            |                                 |Reporting Person
|                                 |                            |                                 |
|                                 |                            |                                 |__ Form filed by
                                                                                                 More
|                                 |                            |                                 |than One Reporting
|                                 |                            |                                 |Person
|                                 |                            |                                 |
----------------------------------------------------------------------------------------------------------------------
                           Table I - Non-Derivative Securities Beneficially Owned
----------------------------------------------------------------------------------------------------------------------
|1. Title of (Instr.4)           |2. Amount of Securities      |3. Ownership Form:Direct         |4. Nature of
                                                                                                 Indirect
|                                |    Beneficially Owned       |   (D) or Indirect (I)           | Beneficial
|                                |    (Instr.4)                |   (Instr.5)                     | Ownership
|                                |                             |                                 | (Instr.5)
|------------------------------- ---------------------------   |-------------------------------  |--------------------
|                                |                             |                                 |

[CAPTION]

---------------------------------------------------------------------------------------------------------------------
    Table II - Derivative Securities Beneficially Owned (e.g., puts,calls,warrants,options,convertible securities)
---------------------------------------------------------------------------------------------------------------------
|1.Title of      |2. Date Exer-      |3. Title and Amount of  |4. Conversion    |5. Ownership    |Nature of Indirect
|Derivative      |cisable and        |Underlying Derivative   |or Exercise      |Form of         |Beneficial
|Security        |Expiration Date    |Security (Instr. 4)     |Price of         |Derivative      |Ownership
|                |(Month/Day/Year)   |                        |Derivative       |Securities:     |(Instr.5)
|                |----------------   |----------------------- |Security         |Direct (D)      |
|                |Date     |Expira-  |  Title       |Amount   |                 |or Indirect     |
|                |Exer-    |tion     |              |or       |                 |(I) (Instr.5)   |
|                |cisable  |Date     |              |Number   |                 |                |
|                |         |         |              |of       |                 |                |
|                |         |         |              |Shares   |                 |                |
--------------------------------------------------------------------------------------------------------------------
|Stock Option    |9/6/00   |9/6/05   |Common stock  |50,000   |$.29             |D               |
|Stock Option    |9/6/01   |9/6/06   |Common stock  |50,000   |$.29             |D               |
|Stock Option    |9/6/02   |9/6/07   |Common stock  |25,000   |$.29             |D               |




Explanation of Responses:



           /s/ Deborah L. Klarfeld              September 10, 2000
           -----------------------------        ------------------
           Signature of Reporting Person        Date